EXHIBIT 99


LASERSIGHT INCORPORATED                                      NASDAQ SYMBOL: LASE

NEWS RELEASE                                                      April 16, 2002


Bill Kern                                        3300 University Blvd, Suite 140
Sr. Vice President - Corporate Development            Winter Park, Florida 32792
407.678.9900 extension 163                                Facsimile 407.678.9981
bkern@lasetech.com                                                  www.lase.com


                     LASERSIGHT LICENSES ASTRAMAX TECHNOLOGY

                Signs Letter of Intent to Broaden the Transaction

Winter Park, FL (April 16, 2001) - LaserSight Incorporated (NASDAQ: LASE) announced today that LaserSight and an undisclosed third party have entered into a non-exclusive license related to LaserSight's AstraMax(TM) technology and a non-binding letter of intent with respect to the purchase of such technology by the third party. AstraMax is an integrated refractive diagnostic workstation that performs analysis of aberrations within the eye.

The letter of intent contemplates a transaction where LaserSight would receive $5 million and LaserSight would transfer to the third party all patents, patent applications, know how and licenses related to the AstraMax (the "AstraMax Properties"), provided that LaserSight would retain a fully paid up license to make and sell the AstraMax technology to LaserSight customers who have purchased or do purchase a LaserSight excimer laser system. In addition, LaserSight would receive payments of 5% of the net sale price of all AstraMax products sold by the third party for a period of five years. If the AstraMax Properties are purchased by the third party, then LaserSight and the third party would establish an OEM vendor relationship under which the third party would manufacture the AstraMax for LaserSight at LaserSight's request. The transaction is subject to negotiation and execution of definitive agreements within 30 days. LaserSight and the third party have agreed to use all reasonable efforts to negotiate and execute definitive agreements as soon as possible.

LaserSight has granted the third party a non-exclusive license to the AstraMax Properties. This non-exclusive license would terminate with the transfer of all rights in the AstraMax Properties to the third party. The non-exclusive license provides for LaserSight to receive a licensing fee totaling $2.5 million, of which $500,000 was paid concurrent with signing the license, $125,000 is to be paid during each of the next four weeks and $1.5 million is to be paid within 40 days. If any of these payments are not received, the non-exclusive license would terminate and LaserSight would retain any previous payments. In addition, if the non-exclusive license does not terminate, during the next five years LaserSight will receive an on-going royalty of 2.5% of the net sale price of all AstraMax products sold by the third party. For the next 30 days or until the non-exclusive license is terminated due to non-payment, LaserSight has agreed to suspend, and not enter into, any discussions and negotiations with any other party for the AstraMax Properties. All payments received pursuant to the non-exclusive license would be applied against the $5 million purchase price of the AstraMax Properties.

Heller Healthcare Finance, Inc. has consented to the transactions contemplated by the letter of intent and the non-exclusive license. If the transfer of the AstraMax Properties is consummated LaserSight will use $1.25 million of the proceeds from such transaction to pay down its term loan with Heller. If all payments are received under the non-exclusive license LaserSight will use $625,000 of the proceeds from such transaction to pay down its term loan with Heller.

Michael R. Farris, president and chief executive officer of LaserSight Incorporated commented, "We are pleased that the potential of the AstraMax technology has been recognized. With the execution of the non-exclusive license LaserSight will turn its attention to negotiation of the definitive agreements contemplated by the letter of intent while our advisors, McColl Partners LLC pursue possible strategic opportunities for the Company."

LaserSight is a leading supplier of quality technology solutions for laser vision correction and has pioneered its patented precision microspot scanning technology since it was introduced in 1992. Its products include the LaserScan LSX(R) precision microspot scanning system, its international research and development activities related to the Astra family of products used to perform custom ablation procedures known as CustomEyes and its MicroShape(TM) family of keratome products. The Astra family of products includes the AstraMax(TM) diagnostic workstation designed to provide precise diagnostic measurements of the eye and CustomEyes CIPTA and AstraPro(TM) software, surgical planning tools that utilize advanced levels of diagnostic measurements for the planning of custom ablation treatments. In the United States, the Company's LaserScan LSX excimer laser system operating at 200 Hz is approved for the LASIK treatment of myopia and myopic astigmatism. The MicroShape family of keratome products includes the UltraShaper(R) durable keratome and UltraEdge(R) keratome blades.

This press release contains forward-looking statements regarding future events and future performance of the Company, including statements with respect to commercialization of products, all of which involve risks and uncertainties that could materially affect actual results. Such statements are based on Management's current expectations and actual results could differ materially. Investors should refer to documents that the Company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause the actual results to vary from current expectations and the forward looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.

                                       3